Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated May 23, 2019

(To Preliminary Prospectus dated May 6, 2019)

Registration Statement No. 333-230170

Happiness Biotech Group Limited (Proposed Nasdaq Ticker: HAPP) Investor Presentation May 2019

Forward - Looking Statements This presentation contains forward - looking statements that reflect our current expectations and views of future events . You can identify some of these forward - looking statements by words or phrases such as "may," "will," "should," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "approximately," "potential," "continue," or other similar expressions . We have based these forward - looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs . These forward - looking statements involve various risks and uncertainties . Although we believe that our expectations expressed in these forward - looking statements are reasonable, our expectations may later be found to be incorrect . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should thoroughly read this presentation and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect . We qualify all of our forward - looking statements by these cautionary statements . This presentation contains certain data and information that we obtained from various government and private publications . Statistical data in these publications also include projections based on a number of assumptions . Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares . If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these forward - looking statements . You should read carefully the factors described in the “Risk Factors” section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospectus . 2

Offering Summary Issuer Happiness Biotech Group Limited Exchange & Ticker Nasdaq Capital Market – HAPP (subject to final approval by Nasdaq) Gross Proceeds $5.5 m illion - $11 million Securities to be Issued A minimum of 1 million and a maximum of 2 million Ordinary Shares Offering Type Initial Public Offering Offering Price $5.5 per Ordinary Share Use of Proceeds* • 30% for Increasing the number of experience stores • 30% for Constructing our Lucidum breeding base • 20% for Research and development • 20% for Marketing expenses and working capital * Depending on the total final proceeds, the percentage is subject to be adjusted Book - Running Manager Univest Securities, LLC. U.S. Auditor Briggs & Veselka Co. U.S. Attorney Hunter Taubman Fischer & Li LLC 3

About Us • We are an innovative China - based nutraceutical and dietary supplements producer focused on the research, development, manufacturing and marketing of a variety of products made from Chinese herbal extracts and others . • Our goal is to provide high - quality products to our consumers . • Over the past 14 years, we have established a product portfolio consisting of 32 S FDA registered “Blue - Cap” SKUs of nutraceutical and dietary supplements products . 20+ Years in Business Proven Track Record Growing Revenue Profitable Business Strong Sales Network $61.5M Revenue in 2018 28.4% Net Margin in 2018 27 provinces in China 400+ distributors 20,000+ sales terminals 4

Financial Highlights $52,996 $61,496 $14,516 $17,490 0 10000 20000 30000 40000 50000 60000 70000 FY17 FY18 Thousands Revenue and Net Income (For the Years Ended March 31) Revenue Net Income 48.7% 47.7% 27.4% 28.4% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% FY17 FY18 Gross Margin and Net Profit Margin (For the Years Ended March 31) Gross Margin Net Profit Margin 5

Financial Highlights $28,875 $31,433 $8,538 $8,805 0 5000 10000 15000 20000 25000 30000 35000 Six Months Ended September 30, 2017 Six Months Ended September 30, 2018 Thousands Revenue and Net Income (For the Six Months Ended September 30) Revenue Net Income 48.3% 50.4% 29.6% 28.0% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% Six Months Ended September 30, 2017 Six Months Ended September 30, 2018 Gross Margin and Net Profit Margin (For the Six Months Ended September 30) Gross Margin Net Profit Margin 6

Investment Highlights Issue #1 Issue # 1 32 nutrition and health supplement products and dietary supplement products with approval certificates Strong growth and profitable track record Experienced and accomplished management team capable of implementing innovative business models Strong brand recognition and well - known trademark in China 7 High - tech enterprise with strong research and development capabilities

Our Products Product Ingredients Use Photos Lucidum spore powder products Lucidum spore powder Targeted at adults with weak immune systems Cordyceps mycelia products Cordyceps mycelia Targeted at people with weak immune systems Ejiao solution products donkey - hide gelatin, Astragaluspropincuus and Angelica sinensis Targeted at adults with physical deficiency, weak immune systems, and nutritional anemia Vitamins and dietary supplements products quality vitamins, minerals and other natural ingredients Supplements providing vitamins and minerals American ginseng products American Ginseng, fructose and honey Products made from American Ginseng, fructose and honey Others Nutraceutical and functional beverage containing quality herbs and other natural ingredients Ginseng Tea, Melatonin Tablets and others 8

Lucidum Planting and Production Process 9 Planting stage Lucidum cap formation L ucidum m aturation P owdering stage Container collection stage Powder harvest stage Lucidum p roducts

Cultivation and Sales of Lucidum in China 16.00% 17.00% 18.00% 19.00% 20.00% 21.00% 22.00% 23.00% 0 1000 2000 3000 4000 5000 6000 7000 2011 2012 2013 2014 2015 2016 2017 Production of Lucidum in China Lucidum: tons Tochigi Lucidum Percentage • Lucidum (glossy ganoderma or ganodermalucidum ) is a therapeutic mushroom that has long been used in China as a daily nourishment food. Lucidum contains polysaccharides, triterpenes, sterols, nuclein , protein, polypeptide and delspray , among which polysaccharides and triterpenes are the most important nutritious ingredients. • Lucidum is widely cultivated in China, mainly in Fujian, Zhengjiang , Anhui, Yunnan and Jiangsu. Fujian is one of the main provinces to cultivate Lucidum, and contains one third of the total output throughout China. Data Source: http://www.chyxx.com/ 10

Lucidum Spore Our Process Raw Material Supply Manufacturing Marketing Co - operate Supply Mode (Provide variety selection technical guidance) Ordinary Supply Mode (Provide no variety selection technical guidance) Lucidum Spore Cordyceps Mycelia Ejiao Ginseng … Deep Processing Regional Distributors Chain Drug Stores, Malls, Supermarkets Experience Stores Consumers 11 Our Products

O verview of the F acility 12

Marketing Traditional Distribution Model & Experience Store Model Establishment of a wide distribution network More than 20,000 terminals Product promotion and consumer education Over 400 Distributors Malls and Supermarkets Chain Drugstores Regional Distributors 13

Innovative Experience Store Model 14 • Direct sales base at major tourist attractions • Factory to Experience Store to Consumer model • Provides consumers with in - depth product displays • At present, we have 10 Lucidum Technology Exhibition Centers in Xiamen, Wuyishan , Beihai, Chaozhou, Xi'an and Guilin • We sign an experience store agreement with participating distributors and provide consulting services to distributors for site selection, equipment procurement, store decoration and design • Our high - tech exhibition stores are each approximately 2,000 square meters

Long - term Opportunities • In 2016 , the scale of China’s nutraceutical products market was about RMB 264 . 4 billion Yuan, representing an increase of 12 . 0% , compared to RMB 236 . 1 billion Yuan in 2015 , according to data from China’s National Bureau of Statistics . • With a rapid year - on - year percentage of over 10 % each year from 2012 to 2016 , China has become the second largest market of nutraceutical products . The scale of China’s nutraceutical products market Structural compositions of the nutraceutical industry in China Data Source: Chinese National Bureau of Statistics, Euromonitor 0 50 100 150 200 250 2009 2010 2011 2012 2013 2014 2015 RMB Billions 35.62% 4.91% 59.22% 0.25% Herbal and traditional Weight management Vitamins and dietary supplements Sports nutrition 15

Long - term Opportunities • Increase in disposable income and health awareness : Widespread economic development in China has not only increased the disposable income of Chinese consumers, it has also lead to an increase in consumer awareness of the risks of dietary imbalances and the potential health benefits of taking nutraceutical products . • Growing aging population : According to the Chinese National Bureau of Statistics, China has officially become an aging society with an increasing amount of its population over 65 . The incoming peak of aging population in China in the next decade will bring a significant increase in consumers’ demand for nutraceutical products . Data Source: Chinese National Bureau of Statistics GDP per capita (RMB) GDP Per capita growth rate Aging Population in China GDP per Capita in China 16

Growth Drivers Experience Store Model As living standards have improved, Chinese tourism has increased year by year, leading to more and more visitors to our Lucidum Technology Exhibition Centers . We plan to extend the experience store model to more scenic landmarks . Since our product is sold to the consumer through these stores, intermediate suppliers are cut out and visitors benefit from the improvement in retail prices . Average Consumption on Nutraceutical Products is Low : Despite a growing middle class and China becoming the world second largest economic body, China’s average consumption on nutraceutical products is $ 24 . 4 per individual in 2016 , according to the Euromonitor . Compared with developed countries such as U . S . , South Korea, Japan, the nutraceutical products market in China still has enough space to grow in the future . Policy of “Prevention rather than Treatment” in China : Similar to developed countries, China’s medical and health system have faced the pressure of the shortage of medical insurance funds, and China’s medical reformation is also actively encouraging the transition from treatment to prevention . In August 2016 , the National Health Conference proposed to make efforts to cultivate the health industry to become an important pillar industry of the national economy, categorizing the “Big Health” strategy into a national strategy . In addition, the introduction of the “Plan of Healthy China 2030 ” showed the government’s emphasis on “Prevention rather than Treatment”, which highlights the value of the nutraceutical industry . 17

Growth Strategies Our goal is to become a leading dietary supplement producer in China that provides a full range of products to meet the diverse and evolving needs of the dietary supplement industry, and with geographical coverage in major second - tier and third - tier cities of the PRC market . Integrate our internal manufacturing capability to ensure quality and supply Further grow each existing line of our business Selectively pursue strategic acquisitions and alliances Increase brand awareness to achieve national recognition 18

Corporate Structure Happiness Biotech Group Limited ( “ Happiness Biotech ” ) Incorporated on February 9, 2018 Happiness Biotech Group Limited (“Happiness Hong Kong”) Incorporated on March 5, 2018 Happiness ( Nanping ) Biotech Co., Limited (“Happiness Nanping ”) Incorporated on June 1, 2018 Fujian Happiness Biotech Co., Limited (“Fujian Happiness”) Incorporated on November 19, 2004 Shunchang Happiness Nutraceutical Co., Limited (“ Shunchang Happiness”) Incorporated on May 19, 1998 Off Shore On Shore 100% 100% 100% 100% 19

Management Team Xuezhu Wang (John Snow Wang) Chief Executive Officer Mr. Xuezhu Wang has been our Chief Executive Officer since August 28, 2018, and Executive Director since February 9, 2018. He has been the Chief Executive Officer of Fujian Happiness, our Chinese subsidiary since 2015. As the CEO of Fujian Happiness, he was responsible for procurement and formulating a cost - effective strategy for purchasing goods and services. Mr. Xuezhu Wang studied Executive MBA coursework in Peking University in 2013 and obtained an MBA degree from University of Wales in 2015. Jiong Bian Chief Financial Officer Mr. Jiong Bian has been our Chief Financial Officer since August 26, 2018. From January 2013 to October 2017, Mr. Bian served as the Chief Financial Officer of CWZ China Flowers AG, formerly known as XinRuiKe . From 2008 to 2012, Mr. Bian was a vice president for Viscardi AG. China Division where he was responsible for introducing Frankfurt stock exchange listing incentives and the company’s scope of service to local companies, encouraging Chinese companies to have an IPO on the German equity market. From 2005 to 2007, Mr. Bian served as the Chief Financial Officer for Jiangsu Huadu Tongyi Co. Limited. Mr. Bian obtained a bachelor degree in economics from Shanghai University of Finance and Economics. He is also a CFA Charterholder in the U.S. 20

Board of Directors Xianfu Wang Chairman of the Board Mr . Xianfu Wang will be appointed as our Chairman of the Board upon closing of this offering . He has been the Chairman of the Board of Fujian Happiness, our Chinese subsidiary since December 2004 . As Chairman of the Board of Fujian Happiness, he was responsible for leading the Board and coordinating periodic Board input and review of management’s strategic plan for the Company . Mr . Xianfu Wang graduated from Jianyang Agriculture Engineering University in 1981 . Xuezhu Wang CEO & Executive Director Mr . Xuezhu Wang has been our Chief Executive Officer since August 28 , 2018 , and Executive Director since February 9 , 2018 . He has been the Chief Executive Officer of Fujian Happiness, our Chinese subsidiary since 2015 . As the CEO of Fujian Happiness, he was responsible for procurement and formulating a cost - effective strategy for purchasing goods and services . Mr . Xuezhu Wang studied the courses of Executive MBA in Peking University in 2013 and obtained an MBA degree from University of Wales in 2015 . Mr . Xuezhu Wang received his college degree from Minjiang University in 2006 . Wanhe Zhang Director Nominee Mr . Wanhe Zhang has served as the General Manager of Fujian share my way Restaurant Development Co . , Ltd . where he has been in charge of the overall operation of the company since 2010 . Mr . Zhang also served as the Financial Manager at Quanzhou Wenbao Light Industry Co . , Ltd . from October 1996 to June 2000 . Mr . Zhang obtained a Master’s degree in Business Administration from PRIFYSGOL CYMRU University of Wales and a bachelor degree in Investment Economics and Management from Jimei University Institute of Finance . Rui Qiang Director Nominee Mr . Rui Qiang co - founded Fujian Institute of Smart Products Entrepreneurship Innovation and currently serves as its President, a position he has held since January 2016 . From September 2002 to November 2016 , Mr . Qiang served as the Associate Dean for Fuzhou University School of Economics and Management where he was in charge of MBA education reform and promotion and establishing annual seminars . He also served as a quality control manager for Mindong Motor Group Co . , Ltd . from July 1985 to February 2017 . Mr . Qiang obtained his Ph . D of Management from Wuhan University of Technology . He also holds a Master of Engineering from Tongji University and a bachelor degree in engineering from Fuzhou University . John F . Levy Director Nominee Mr . John F . Levy currently serves as the Chief Executive Officer and principal consultant for Board Advisory (the “Levy Company”) . He has held this role since May 2005 . Mr . Levy is a recognized corporate governance and financial reporting expert with over 30 years of progressive financial, accounting and business experience ; including nine years in public accounting with three national accounting firms and having served as Chief Financial Officer of both public and private companies for over 13 years . Mr . Levy currently serves on the board of directors of three other public companies : Applied Minerals, Inc . OTC : AMNL (since January 2008 ) ; Washington Prime Group, Inc . NYSE : WPG (since June 2016 ), and Takung Art Co . Ltd NYSE AMERICAN : TKAT (since March 2016 ) . Mr . Levy is a Certified Public Accountant . Mr . Levy is a graduate of the Wharton School of Business at the University of Pennsylvania, and received his MBA from St . Joseph's University in Philadelphia, Pennsylvania . 21

Offering Summary Issuer Happiness Biotech Group Limited Exchange & Ticker Nasdaq Capital Market – HAPP (subject to final approval by Nasdaq) Gross Proceeds $5.5 m illion - $11 million Securities to be Issued A minimum of 1 million and a maximum of 2 million Ordinary Shares Offering Type Initial Public Offering Offering Price $5.5 per Ordinary Share Use of Proceeds* • 30% for Increasing the number of experience stores • 30% for Constructing our Lucidum breeding base • 20% for Research and development • 20% for Marketing expenses and working capital * Depending on the total final proceeds, the percentage is subject to be adjusted Book - Running Manager Univest Securities, LLC. U.S. Auditor Briggs & Veselka Co. U.S. Attorney Hunter Taubman Fischer & Li LLC 22

Contact Happiness Biotech Group Limited Presented by Xuezhu Wang, CEO ir@fjxfl.com No.11, Dongjiao East Road, Shuangxi , Shunchang http:// www.fjxfl.com / 23